Exhibit 2

GM INVESTMENT & CO LIMITED

Registered address: Suite 975, Europort, Gibraltar
Postal address: PO Box 714, Gibraltar
Telephone number: 00 350 51597/ Telefax number: 00 350 51543
E-mail: admin@gml.gi
Registration number 82406

September 29, 2005

By Fax: 001 312 660 6520

Att: David Richter

Waveland Partners, L.P.

Waveland Partners, Ltd.

227 West Monroe, Suite 4800

Chicago, Illinois 60606

Re:	Purchase and Sale of 640,000 Common
Shares of The Cronos Group

Gentlemen:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms and conditions pursuant to which GM Investment & Co Limited (“Purchaser”), will purchase, and Waveland Partners, L.P., an Illinois limited partnership (“Waveland L.P.”) and Waveland Partners, Ltd., a Cayman Islands exempted company (“Waveland Ltd.” and together with Waveland L.P., the “Sellers”) will sell, 640,000 common shares, par value $2.00 per share (the “Shares”), of The Cronos Group, a holding company organized and existing under the laws of the Grand Duchy of Luxembourg (hereinafter, “Cronos”) (Nasdaq: CRNS).

Waveland L.P. is an Illinois limited partnership whose general partner is Waveland Capital Management, L.P., an Illinois limited partnership (“Waveland Capital Management”). The general partner of Waveland Capital Management is Clincher Capital Corporation, an Illinois corporation (“Clincher” and together with Waveland Capital Management, the “General Partners”).

Of the Shares to be sold by Sellers to Purchaser, Waveland L.P. will sell 370,341 of the Shares and Waveland Ltd. will sell 269,659 of the Shares.

1.                                       The purchase price (“Purchase Price”) for the Shares shall be $11.16 per Share, or $7,142,400 in the aggregate, payable in full, by wire transfer, upon satisfaction of the condition set forth in paragraph 4 hereof. Payment of the Purchase Price shall be made to the following accounts:

Waveland Partners, LP:	$ 4,133,005.56
Bank Name:
ABA:
Account Name:
Account Number
FFC:
Account Number

Waveland Partners, Ltd:	$ 3,009,394.44
Bank Name:
ABA:
Account Name:
Account Number
FFC:
Account Number

2.                                       Representations and Warranties of the Sellers and the General Partners. The Sellers and the General Partners hereby represent and warrant to Purchaser that:

(i)                                     Each of the Sellers has the full right, power and authority to execute this Agreement and to sell the Shares to Purchaser;

(ii)                                  Waveland Capital Management is the general partner of Waveland L.P., and Waveland Capital Management has the full right, power and authority to execute this Agreement for and on behalf of Waveland L.P.;

(iii)                               Clincher is the general partner of Waveland Capital Management, and Clincher has the full right, power and authority to execute this Agreement for and on behalf of Waveland Capital Management;

(iv)                              No authorization, approval or consent of any governmental authority or agency is necessary in connection with the sale of the Shares to Purchaser;

(v)                                 Neither Seller is a party to or bound by any agreement, order, judgment or decree which would require the consent of another to the execution of this Agreement or prohibit the sale of the Shares to Purchaser or require the consent of another to the sale of the Shares to Purchaser as contemplated by this Agreement;

(vi)                              The Shares are owned by Sellers free and clear of any and all liens, encumbrances, charges and assessments;

(vii)                           Upon transfer of the Shares to Purchaser pursuant to this Agreement, Purchaser will, as a result, receive good and marketable title to the Shares, free and clear of any and all liens, encumbrances, claims, charges, assessments and restrictions created by Sellers, Waveland Capital Management or Clincher (other than restrictions on transfer generally imposed on securities under Luxembourg law or under applicable securities laws); and

(viii)                        In deciding to sell the Shares to Purchaser, Sellers have not relied upon any representation or warranty by Purchaser, Cronos or any agent of Purchaser or Cronos with respect to the value of the Shares.

3.                                       Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Sellers that:

(i)                                     Purchaser has the full right, power and authority to execute this Agreement;

(ii)                                  In deciding to purchase the Shares from Sellers, Purchaser has not relied upon any representation or warranty by Sellers, Waveland Capital Management, Clincher or by any agent of Sellers, Waveland Capital Management or Clincher with respect to the value of the Shares; and

(iii)                               Purchaser acknowledges that Purchaser is voluntarily entering into this Agreement and accepts the risk of the possible future depreciation in the value of the Shares.

4.                                       Delivery of the Shares and Payment.  Purchaser shall pay the Purchase Price for the Shares, by wire transfer as specified in paragraph 1 hereof, against delivery of the Shares to Purchaser, free of any restriction on transfer (other than restrictions on transfer generally imposed on securities under Federal or state securities laws). Purchaser’s receipt of the Shares shall be considered the “Closing” for purposes of this Agreement.

5.                                       Indemnification.  The Sellers and the General Partners, jointly and severally, agree to indemnify and hold Purchaser harmless from and against and to reimburse Purchaser on demand for any damage, loss, cost or expense (including attorney’s fees and costs of investigation incurred in defending against and/or settling such damage, loss, cost or expense) reasonably incurred by Purchaser arising out of or in connection with any misrepresentation, breach of warranty, failure to perform or violation of any agreement or covenant on the part of the Sellers or the General Partners under this Agreement.

6.                                       Further Assurances.  Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to consummate the purchase and sale of the Shares contemplated hereby and to promptly execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transaction referred to herein or reasonably requested by another party to perfect or evidence its rights hereunder.

7.                                       Commissions.  The Sellers, the General Partners and Purchaser acknowledge that there are no brokerage commissions or fees asserted to be due as a result of the transfer of the Shares pursuant to this Agreement.  The Sellers, the General Partners and Purchaser further acknowledge that none have engaged a broker in connection with this Agreement.

8.                                       Survival of Representations and Warranties.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the transfer of the Shares made by this Agreement and the payment of the consideration therefor.

9.                                       Termination.

(a)                                  Purchaser may, in its discretion, terminate this Agreement, by notice to the Sellers at the address specified above, in the event that, through no fault of Purchaser, the Closing has not occurred by the close of business on October 7, 2005.

(b)                                 Sellers may, in their discretion, terminate this Agreement, by notice to Purchaser at the address specified above, in the event that, through no fault of the Sellers, the Closing has not occurred by the close of business on October 7, 2005.

10.                                 Dispute Resolution.  Should any dispute arise between the parties under or in connection with this Agreement, then and in such event, the parties agree to submit such dispute to arbitration before JAMS, San Francisco, California, or at such other location as the parties may agree upon.   Judgment upon any arbitration award rendered by JAMS may be entered in any court having jurisdiction. The prevailing party in any such proceeding shall be entitled to reimbursement of its costs, including attorneys’ fees, incurred in the investigation and prosecution of such proceeding. Each of the parties hereto hereby consents to the jurisdiction over the party by JAMS to resolve any dispute hereunder.

11.                                 Choice of Law.  This Agreement shall be construed, interpreted, and the rights of the parties determined in accordance with the laws of the State of California.

12.                                 Entire Agreement; Amendments and Waivers.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supercedes all other agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

13.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

If the foregoing sets forth the terms and conditions of our agreement with respect to the purchase and sale of the Shares, please sign, date, and return a copy of this letter agreement to the undersigned by no later than 5:00 p.m., New York Time, on or before the close of business this date, September 29, 2005. If not returned to the undersigned by the close of business on this date, September 29, 2005, then the proposal made herein by Purchaser to purchase the Shares shall be null and void.

Very truly yours,

/s/ Nick Kelling
GM Investment & Co Limited

THE FOREGOING LETTER AGREEMENT FOR THE PURCHASE AND SALE OF 640,000 COMMON SHARES OF THE CRONOS GROUP IS HEREBY ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE

WAVELAND PARTNERS, L.P.

By:	Waveland Capital Management, L.P. General Partner

By:	Clincher Capital Corporation General Partner

By:	/s/ David S. Richter
David S. Richter President

WAVELAND PARTNERS, LTD.

By:	/s/ David S. Richter
David S. Richter Director